Exhibit 10.1

BENEFITFOCUS.COM, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 29th day of April, 2021, by and between Benefitfocus.com, Inc., having its principal place of business at 100 Benefitfocus Way, Charleston, SC 29492 (hereinafter referred to as “Benefitfocus” or the “Company”, and being wholly owned by Benefitfocus, Inc. (the “Parent Company”)), and Matthew Levin, (hereinafter referred to as the “Associate” or “you”).

1.	Employment. Benefitfocus hereby agrees to employ the Associate upon the terms and conditions set out in this Agreement, and the Associate accepts such employment. Beginning on the Start Date (as defined below), Associate will commence employment as the President and Chief Executive Officer of Benefitfocus and Parent Company (the “CEO”), reporting directly to the Board of Directors of the Parent Company (the “Board”), and will be a member of the Board. During the period Associate serves as CEO, Associate shall also be a member of the Board.

2.	Term. The term of this Agreement shall commence upon execution, and Associate’s employment with Benefitfocus shall commence on May 10, 2021 (the “Start Date”). The Associate understands and acknowledges that employment is “at will” and is terminable at any time at the will of Benefitfocus or the Associate, notwithstanding any other provisions of this Agreement, including Section 19 and subject to the terms of Exhibit A. Except as otherwise specified herein, this Agreement shall remain in force until terminated at the will of either party or as described in Section 19 of this Agreement. Subject to Section 27(c) and Section 27(d), this Agreement will terminate and be of no further force or effect if Associate does not commence employment on the Start Date for any reason.

3.	Duties. The Associate shall perform duties and responsibilities comparable with the executive duties and authority of chief executive officers of similar businesses of similar size in the United States, subject to reporting to the Board.

4.	Compensation. The Associate’s compensation and other terms of employment shall be in accordance with Exhibit A, which is incorporated herein and made a part hereof.

5.	Extent of Services. The Associate shall devote his time, attention, and energies to Benefitfocus’ business and shall not, during the term of this Agreement, be engaged in other business activities that conflict with, or take significant amounts of the Associate’s time or attention away from, the Associate’s work for Benefitfocus, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. The Associate further agrees that he will perform his duties to the best of his ability, that he will truthfully and accurately maintain all records, preserve all such records, and make all such reports as Benefitfocus may require; that he will fully account for all money and all of the property of Benefitfocus of which the Associate may have custody and will pay over and deliver the same whenever and however the Associate may be directed to do so. It shall not be a violation of this Agreement for the Associate to (i) serve on one (1) corporate board on or after July 1, 2022; (ii) engage in civic, charitable or professional activities; (iii) deliver lectures, fulfill speaking engagements or teach occasional courses or seminars at educational institutions; or (iv) manage personal investments, so long as such activities under clauses (i), (ii), (iii) and (iv) do not interfere, in any substantial respect, with the Associate’s responsibilities per this Agreement.

6.	Expenses. Benefitfocus agrees to reimburse the Associate for travel and other expenses incurred while conducting business on behalf of Benefitfocus as long as they are reasonable and approved by Benefitfocus and comply with government regulations covering such expenses for business purposes. Such expenses will be recorded and submitted in accordance with Benefitfocus’ reimbursement policies and procedures as may be in effect from time to time.

7.	Covenant Not to Disclose Trade Secrets and Confidential Information.

a.	As an employee of Benefitfocus, the Associate will be exposed to “Trade Secrets” and “Confidential Business Information” (as those terms are defined below). “Trade Secrets” shall mean information or data of or about Benefitfocus or any affiliated entity, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a broader definition of “trade secret” under applicable law, the latter definition shall govern for purposes of interpreting the Associate’s obligations under this Agreement. Except as required to perform his or her obligations under this Agreement or except with Benefitfocus’ prior written permission, the Associate shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of Benefitfocus. The Associate’s obligations under this provision shall remain in force for so long as such information or data shall continue to constitute a “trade secret” under applicable law. The Associate agrees to cooperate with any and all confidentiality requirements of Benefitfocus and the Associate shall immediately notify Benefitfocus of any unauthorized disclosure or use of any Trade Secrets of which the Associate becomes aware.

b.	The Associate agrees to maintain in strict confidence and, except as necessary to perform his or her duties for Benefitfocus, not to use or disclose any Confidential Business Information at any time, during the term of his or her employment or for a period of one (1) year after the Associate’s last date of employment, so long as the pertinent data or information remains Confidential Business Information. “Confidential Business Information” shall mean any non-public Information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by the Associate, directly or indirectly, in connection with the Associate’s employment, including (without limitation) oral and written information concerning Benefitfocus or its affiliates relating to financial position and results of operations (revenues, margins, assets, net income, etc.), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information. Confidential Business Information also includes information recorded in manuals, memoranda, projections, minutes, plans, computer programs, and records, whether or not legended or otherwise identified by Benefitfocus and its affiliates as Confidential Business Information, as well as information which is the subject of meetings and discussions and not so recorded; provided, however, that Confidential Business Information shall not include information that is generally available to the public, other than as a result of disclosure, directly or indirectly, by the Associate, or that was available to the Associate on a non-confidential basis prior to its disclosure to the Associate.

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c.	Without limiting any of the foregoing, Associate acknowledges that Trade Secrets and Confidential Business Information exist in all formats in which information is preserved, including electronic, print, or any other form, and that each term includes all originals, copies, notes, or other reproductions or replicas thereof.

d.	Upon termination of employment, the Associate shall leave with Benefitfocus all Trade Secrets, Confidential Business Information, and any other business records relating to Benefitfocus and its affiliates including, without limitation, all contracts, calendars, and other materials or business records concerning its business or customers, including all physical, electronic, and computer copies thereof, whether or not the Associate prepared such materials or records himself, and Associate shall retain no copies of any such materials. In addition, upon termination of employment, Associate will immediately return to Benefitfocus all other property whatsoever of Benefitfocus in his possession or under his control. If requested, Associate shall certify in writing to Benefitfocus that no such materials are in his possession.

e.	As set forth above, the Associate shall not disclose Trade Secrets or Confidential Business Information. However, nothing in this Section 7 shall prevent the Associate from (i) disclosing Trade Secrets or Confidential Business Information pursuant to a court order or court-issued subpoena, so long as the Associate first notifies Benefitfocus of said order or subpoena in sufficient time to allow Benefitfocus to seek an appropriate protective order, and provided that Associate only discloses such information as he is actually required to disclose, or (ii) from reporting violations of law to any governmental agency or entity, or otherwise making disclosures that are protected under a whistleblower any law. The Associate agrees that if he receives any formal or informal discovery request, court order, or subpoena requesting that the Associate disclose Trade Secrets or Confidential Business Information, he will immediately notify Benefitfocus and provide Benefitfocus with a copy of said request, court order, or subpoena.

8.	Covenant Not to Solicit Customers.

a.	The Associate covenants and agrees that during his employment and for a period of one (1) year following the date of termination of the Associate’s employment with Benefitfocus, for any reason, whether by the Associate or Benefitfocus, the Associate shall not (except on behalf of or with the prior written consent of Benefitfocus) either directly or indirectly, on the Associate’s own behalf or in the service or on behalf of others, (i) solicit, divert or appropriate to or for a Competing Business (as defined below), or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer or prospective customer of Benefitfocus on the date of termination and with whom the Associate had direct material contact within six months of the Associate’s last date of employment. For purposes of this Agreement, the term “Competing Business” shall mean the business of offering employee benefit administration services to companies via a Web-based system.

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b.	The Associate recognizes and acknowledges that Benefitfocus’ customers and the specific needs of such customers are essential to the success of its business and its continued goodwill and that its customer list and customer information constitute a property interest of Benefitfocus, having been developed by Benefitfocus at great effort and expense.

9.	Covenant Not to Solicit Employees/Consultants. The Associate covenants and agrees that during his employment and for a period of one (1) year following the date of termination of the Associate’s employment with Benefitfocus, for any reason, whether by Associate or Benefitfocus, Associate will not, either directly or indirectly, on the Associate’s own behalf or in the service or on behalf of others, (i) solicit, divert, or hire away, or (ii) attempt to solicit, divert, or hire away any employee of or consultant to Benefitfocus or any of its affiliates engaged or experienced in the Business (as defined herein), regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will. For purposes of this Agreement, the term “Business” shall mean the business of offering employee benefit administration services to companies via a Web-based system.

10.	Covenant Not to Compete. The Associate covenants and agrees that during his employment and for a period of one (1) year following the termination of the Associate’s employment with Benefitfocus (by either party and regardless of the reason for such termination), Associate will not, hold a position based in or with responsibility for all or part of the Restricted Territory (as defined below), with any Competing Business (as defined above) whether as employee, consultant, or otherwise, in which Associate will have duties, or will perform or be expected to perform services for such Competing Business, that is or are the same as or substantially similar to the position held by Associate or those duties or services actually performed by Associate for Benefitfocus within the twelve (12) month period immediately preceding the termination of Associate’s employment with Benefitfocus, or in which Associate will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of Benefitfocus for the purpose of providing, or attempting to provide, such Competing Business with a competitive advantage with respect to the Business. As used herein, “Restricted Territory” means the United States of America, it being understood that Benefitfocus’ business is nationwide in scope, provided, however, that if a court of competent jurisdiction determines that the foregoing definition is too broad to be enforced under applicable law, then the parties agree that “Restricted Territory” will mean any State, province, or similar political subdivision to which Associate directed, or in which Associate performed, employment-related activities on behalf of Benefitfocus at the time of, or during the twelve (12) month period prior to, the termination of Associate’s employment with Benefitfocus for any reason.

11.	Covenants are Independent. The covenants on the part of the Associate contained in paragraphs 7, 8, 9, 10, 24 and 25 hereof, as well as in each subsection thereof, shall each be construed as agreements independent of each other and of any other provision in this Agreement and the unenforceability of one shall not affect the remaining covenants.

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12.	Consideration. The Associate acknowledges and agrees that valid consideration has been given to the Associate by Benefitfocus in return for the promises of the Associate set forth herein, including the promise of additional compensation to which the Associate was not entitled prior to the execution of this Agreement.

13.	Extension of Periods. Each of the time periods described in paragraphs 7, 8, 9, and 10 of this Agreement shall be automatically extended by any length of time during which the Associate is in breach of the corresponding covenant contained herein. The provisions of this Agreement shall continue in full force and effect throughout the duration of the extended periods.

14.	Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Agreement are necessary for the legitimate business interests of Benefitfocus and impose a reasonable restraint on the Associate in light of the activities and Business of Benefitfocus on the date of the execution of this Agreement.

15.	Notices. Any notice required or desired to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to his residence as shown in the records of Benefitfocus in the case of the Associate, or to its principal place of business to the attention of General Counsel, in the case of Benefitfocus.

16.	Waiver of Breach. The waiver by Benefitfocus of a breach of any provision of this Agreement by the Associate shall not operate or be construed as a waiver of any subsequent breach by the Associate. No waiver shall be valid unless in writing and signed by Benefitfocus.

17.	Assignment and Successors. The Associate acknowledges that the services to be rendered by the Associate are unique and personal. Accordingly, the Associate may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Benefitfocus under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Benefitfocus. Benefitfocus shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its business and/or assets, by agreement in form and substance reasonably satisfactory to the Associate, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Benefitfocus would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of Benefitfocus and such successor shall be deemed “Benefitfocus” or the “Company” for purposes of this Agreement.

18.	Paid Time Off. Associate will be eligible to receive paid time off in accordance with Benefitfocus’ paid time off policies as detailed in its Associate Handbook, the provisions of which are subject to change on a prospective basis.

19.	Termination. Either party may terminate this Agreement at any time, with or without cause, subject to the terms of Exhibit A hereto. In the event that Associate chooses to resign his employment, Benefitfocus requests fourteen (14) days written notice to Benefitfocus. In such event, the Associate shall continue (if agreed to by Benefitfocus) to render his services and shall be paid his regular compensation up to the date of termination. Upon termination by either party for any reason, the Associate will resign his position(s), if any, as an officer or director of the Company and the Parent Company, as a member of any committees, as well as any other positions he may hold with or for the benefit of the Company and/or its affiliates.

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20.	Entire Agreement; Amendment. Except as otherwise expressly agreed to by the parties in writing, with specific reference to this Section 20, this Agreement and the attached Exhibits contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties. It may be changed only by an Agreement in writing, signed by the parties hereto. To the extent any other agreement between the parties contains terms related to the subject matter covered by this Agreement that are more onerous to the Associate than this Agreement, this Agreement shall prevail.

21.	Construction of Agreement. Should any of the provisions or terms of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that such provision(s) or term(s) shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared it, it being agreed that all parties have participated in the preparation and review of this Agreement and have had the opportunity to be represented by counsel.

22.	Arbitration; Governing Law; and Venue. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of South Carolina. The parties agree that any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration in South Carolina. Arbitration shall be administered exclusively by American Arbitration Association and shall be conducted by a neutral arbitrator consistent with the rules, regulations and requirements thereof, including discovery, which can be accessed at www.adr.org, as well as any requirements imposed by state law. The parties agree to arbitrate solely on an individual basis, and that this agreement does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding. The arbitral tribunal may not consolidate more than one person’s claims, and may not otherwise preside over any form of a representative or class proceeding. Any award of the Arbitrator(s) is final and binding, and may be entered as a judgment in any court of competent jurisdiction. In the event the prohibition on class arbitration is deemed invalid or unenforceable, then the remaining portions of the arbitration agreement will remain in force.

23.	Work Facilities. The Associate shall be provided with such other facilities and services as are suitable to the Associate’s position and appropriate for the performance of his duties. The Associate acknowledges that he will be subject to business travel, including to the offices in Charleston, South Carolina, as required for the needs of the Company.

24.	Severability. To the extent that any provision or language of this Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited or the length of time the activity is prohibited, Benefitfocus and Associate agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of South Carolina.

25.	Remedies for Breach. The Associate recognizes and agrees that a breach by the Associate of any covenant contained in paragraph 7, 8, 9 or 10 of this Agreement would cause immeasurable and irreparable harm to Benefitfocus. In the event of a breach or threatened breach of any covenant contained therein, Benefitfocus shall be entitled to temporary and permanent injunctive relief, restraining the Associate from violating or threatening to violate any covenant contained therein, as well as all costs and fees incurred by Benefitfocus, including attorneys’ fees, as a result of the Associate’s breach or threatened breach of such covenant. Benefitfocus and the Associate agree that the relief described herein is in addition to such other and further relief as may be available to Benefitfocus at equity or by law. Nothing herein shall be construed as prohibiting Benefitfocus from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Associate.

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26.	Additional Representations of Associate. The Associate acknowledges and agrees that: (i) the covenants contained in paragraphs 7, 8, 9 and 10 of this Agreement are the essence of this Agreement; (ii) the Associate is receiving good, adequate and valuable consideration for each of such covenants; (iii) each the covenants contained in paragraphs 7, 8, 9 and 10 of this Agreement is reasonable and necessary to protect and preserve the interests and properties of Benefitfocus; (iv) each of the covenants contained in paragraphs 7, 8, 9 and 10 of this Agreement is separate, distinct and severable not only from the other covenants but also from the remaining provisions of this Agreement; (v) the unenforceability of any covenant contained in paragraphs 7, 8, 9 and 10 of this Agreement shall not affect the validity or enforceability of any of the other covenants or agreements or any other provision or provisions of this Agreement; and (vi) if the covenants herein shall ever be deemed to exceed the time, activity, or geographic limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity, or geographical limitations permitted by applicable law. The Associate agrees that his acceptance of employment with Benefitfocus has not been improperly induced with respect to any prior employment, and the performance of his duties hereunder will not conflict with, or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound, including any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

27.	Indemnification.

a.	The Associate has provided the Company with copies of all his agreements with Associate’s former employer (the “Former Employer”) that contain post-termination restrictive covenants (the “Covenants”). The Company engaged outside counsel to review the Covenants and, based on this review, believes that the Associate’s employment by the Company will not violate the non-competition provisions of the Covenants. In addition, the Associate and the Company agree to comply with the Covenants and to communicate among themselves on a regular basis to ensure such compliance. To that end, the Associate will not take actions or perform any services to the extent such actions or services could reasonably be expected to violate the Covenants, and the Company will not request Associate, nor expect Associate to, take any actions or perform any services to the extent such actions or services could reasonably be expected to violate the Covenants. In addition, the Company may modify the Associate’s duties or responsibilities from time to time to ensure compliance with the Covenants, it being understood and agreed that such modification will not constitute Good Reason or a breach of the Agreement and that Associate’s compliance with such modification will not constitute Cause or a breach of the Agreement.

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b.	Contingent upon the accuracy in all material respects of the first sentence of Section 27(a) (the “Representation”), the Company will, in accordance with this Section 27, indemnify, defend, and hold the Associate harmless from and against any and all costs, expenses, liabilities, damages and losses (including, without limitation, attorneys' fees, judgments, interest, expense of investigation, penalties, fines, excise taxes or tax penalties, amounts paid or to be paid in settlement or any expenses, including attorneys' fees), actually incurred at any time with respect to any and all claims threatened to be brought, or brought, by any entity, including the Former Employer, against the Associate arising from or relating to any alleged breach of the Covenants as a result of the Associate’s employment by the Company (a “Covered Claim”), provided that this provision will not apply to any willful or grossly negligent breach of the Covenants by the Associate; and further provided that any action taken, or not taken, by the Associate based upon the mutual agreement of the parties will in all cases be deemed to be a Covered Claim. The duty to defend includes the payment of court costs and other costs of litigation and reasonable attorneys’ fees (including the advancement thereof) incurred by the Associate for counsel of the Associate’s choice in defense, and in preparation for the defense, of any such claim, provided that the Associate’s choice of counsel is subject to the Company’s consent, which consent will not be unreasonably withheld. The duty to indemnify includes the payment of any award imposed by judgment or any amount reached by way of settlement, provided that the Associate will not agree to any such settlement requiring payment by the Associate without the Company’s consent, which consent will not be unreasonably withheld. The Associate agrees to reasonably cooperate with the Company in resolving any dispute with his Former Employer and will not unreasonably withhold his consent from any settlement of such a dispute.

c.	In the event that the Company terminates this Agreement before the Start Date for any reason other than a material violation or inaccuracy of the Representation, the provisions of Section 9(b) of Exhibit A will apply in full to the same extent as though the Start Date had previously occurred, the Employment Term had commenced, and the equity-based awards per Sections 4(b) and (c) of Exhibit A had been granted prior to the termination of this Agreement by the Company. In such event, the Associate will be entitled to receive the payments and benefits set forth in Section 9(b) of Exhibit A. The rights to indemnification and to advancement of expenses conferred in this Section 27 are not exclusive of any other right that the Associate may have or hereafter acquire under any statute, by virtue of the governing documents of the Company, any contract with the Company, or otherwise.

d.	The provisions of this Section 27 will survive the termination of this Agreement for any reason.

28.	Execution. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature. Associate and Company are authorized to physically or electronically sign, including through e-signature software, programs and applications such as DocuSign, any document required to execute this Agreement.

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29.	At-Will Employment. THE ASSOCIATE UNDERSTANDS AND AGREES THAT THIS AGREEMENT SHALL IN NO WAY IMPOSE UPON BENEFITFOCUS ANY OBLIGATION TO EMPLOY THE ASSOCIATE OR TO CONTINUE THE ASSOCIATE’S EMPLOYMENT FOR ANY LENGTH OF TIME. THE EMPLOYMENT BY BENEFITFOCUS IS, AND AT ALL TIMES SHALL REMAIN, IN THE ABSOLUTE DISCRETION OF BENEFITFOCUS, WHICH EMPLOYMENT MAY BE TERMINATED BY THE ASSOCIATE OR BENEFITFOCUS AT WILL SUBJECT TO THE TERMS OF EXHIBIT A.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BENEFITFOCUS.COM, INC.		ASSOCIATE

By:	/s/ Mason Holland	/s/ Matthew Levin
Mason Holland		Matthew Levin
Its: Executive Chairman of the Board

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EXHIBIT A TO EMPLOYMENT AGREEMENT

BETWEEN BENEFITFOCUS.COM, INC.

AND MATTHEW LEVIN

1.	Salary: As compensation for services rendered by the Associate, Benefitfocus shall pay a salary at an annual rate of $550,000.00, payable in substantially equal increments in accordance with Benefitfocus’ customary payroll practices as in effect from time to time (the “Base Pay”). All compensation paid to Associate shall be subject to withholding for such federal, state and local taxes as Benefitfocus determines are required to be withheld pursuant to applicable law.

2.	Annual Review: Annual salary reviews will occur on or around the annual budget process for Benefitfocus.

3.	2021 Short Term Incentive Program: Each calendar year that you are employed by Benefitfocus, you will be eligible to participate in the Benefitfocus Short Term Incentive Program at the CEO level, which is an annual target bonus opportunity equal to 100% of your Base Pay, and with a maximum opportunity equal to 150% of your Base Pay, subject to adoption by the Board of Directors from time to time, and conditioned on actual achievement of annual performance targets (the “STI Incentive”). The targets for achieving the Bonus will be the set in consultation with you and will be consistent with Company targets set for the entire Executive Management Team as adjusted at the beginning of each year. In general, you must be employed by Benefitfocus on the date on which a bonus is paid in order to earn and receive the bonus, except as contemplated by Section 9 of this Exhibit A. Any Performance Restricted Stock Unit Award issued in connection with your STI Incentive for 2021 will have a grant date of the date of the public announcement of your employment by the Company (the “Grant Date”).

4.	Long Term Incentive Program.

a)	Beginning in 2021, you shall be eligible to participate in the Benefitfocus, Inc. Second Amended and Restated 2012 Stock Plan, or any successor plan (the “Stock Plan”), subject to the terms of the Stock Plan as amended or a successor plan, as determined by the Board or the Compensation Committee, in its sole discretion consistent with Company practice, including obtaining advice of an independent compensation consultant and subject to market conditions.

b)	Annual Stock Unit Award: Subject to the Stock Plan, for your annual equity grant made in 2021, you will receive a grant comprised of one-half (1/2 or 50%) of Benefitfocus, Inc. restricted stock units (RSUs) and one-half (1/2 or 50%) of Benefitfocus, Inc. performance stock units (PSUs) with a total combined value of $2,400,000, measured at the time of the grant utilizing a 20-day running average (or such other method as the Board or its Compensation Committee determines appropriate) (the “2021 RSU/PSU Award”). You will receive the formal Annual Award Grant Notice and accompanying documentation upon the Grant Date. The PSUs will include the opportunity to earn 150% of the target number of stock units at maximum performance. The 2021 RSU/PSU Award will have a grant date of the Grant Date. This grant will vest in four (4) equal annual installments beginning on the first anniversary of the Start Date, and will be subject to the terms of an RSU/PSU award agreement between you and Benefitfocus, which shall not be inconsistent with this Agreement. You and Benefitfocus acknowledge that the intended value of your annual equity award, starting with the award made in 2022, is $3,400,000 with any future annual award subject to the approval of the Board or Compensation Committee.

BENEFITFOCUS.COM, INC.	Exhibit A to Employment Agreement	11

c)	Initial Stock Unit Award: Upon the Grant Date, you will receive a one-time inducement grant comprised of seven-tenths (7/10 or 70%) of Benefitfocus, Inc. restricted stock units (RSUs) and three-tenths (3/10 or 30%) of Benefitfocus, Inc. performance stock units (PSUs), with a total combined value of $5,000,000, measured at the time of the grant utilizing a 20-day running average (or such other method as the Board or its Compensation Committee determines appropriate) (the “Initial RSU/PSU Award”). You will be receiving the formal Initial RSU/PSU Award Grant Notice and accompanying documentation upon the Grant Date. The RSU portion of this grant will vest in four (4) equal annual installments beginning on the first anniversary of the Start Date. The Initial RSU/PSU Award will be subject to the terms of an RSU award agreement between you and Benefitfocus, which terms shall not be inconsistent with this Agreement.

d)	To the extent the 2021 RSU/PSU Award and Initial RSU/PSU Award have not been fully vested prior your employment terminating due to death or disability (as defined in the Stock Plan) then such 2021 RSU/PSU Award and Initial RSU/PSU Award shall immediately vest in full upon such termination (with any PSUs vesting at target). In the event of any conflict or interpretation issues between this subsection (d), the Stock Plan, or any document setting forth the terms of any such RSU or PSU, the terms of this subsection (d) shall prevail and control.

5.	Normal Hours of Work: Full time executive positions are expected to work the amount of time needed to meet or exceed all job duties and performance expectations as assigned by the Board.

6.	Benefits: You are eligible for all Benefitfocus associate benefit programs including but not limited to Health Insurance, Life Insurance, Disability Insurance, 401(k) Retirement Program, and more, subject to the terms and conditions of such programs. Nothing in this Agreement or Compensation Program alters or limits Benefitfocus’ rights to modify or terminate any such programs in its sole discretion.

During the Associate’s employment by Benefitfocus and for the duration of any statute of limitations or other period during which a claim might be successfully brought against the Associate, the Associate shall be covered to the same extent as officers and/or directors (as the case may be) by any directors’ and officers’ liability insurance policy maintained by Benefitfocus from time to time, and by the exculpation and indemnification provisions of Benefitfocus’ charter documents. For the avoidance of doubt, the obligations pursuant to this paragraph shall continue after the Associate’s employment or directorship ceases.

7.	Travel and Housing. Until otherwise mutually agreed by you and Benefitfocus, your primary work location during the term of your employment with Benefitfocus will be your residence in Chicago, IL. Benefitfocus will provide for payment of your reasonable and necessary expenses associated with travel to and from the Company’s office in Charleston, South Carolina. The Company will also provide you with a private corporate apartment in Charleston for 18 months, which may be renewed.

BENEFITFOCUS.COM, INC.	Exhibit A to Employment Agreement	12

8.	Paid Time Off and Paid Holidays: Your paid time off will follow the Company schedule, as outlined in the benefit summary, except as to the number of days allotted to Associate. Associate shall have thirty (30) Days of Paid Time Off per calendar year, provided that Paid Time Off shall not increase unless and until Associate has met the standard Benefitfocus tenure requirements for the next level of Paid Time Off.

9.	Severance. Change in Control. Without Cause. For Good Reason

(a)	CIC-Related Severance. In the event that (i) Benefitfocus or its successor terminates your employment without Cause (as defined below), or (ii) you resign for Good Reason (as defined below), in each case at the time of, or within twelve (12) months of, a Change in Control (as defined below) (such termination or resignation a “CIC trigger event”) then upon your execution of a general release of claims in a form substantially similar to Exhibit B hereto within the time allowed for execution (but not more than 59 days following the termination of employment date), which release is not revoked by you during any revocation period allowed by law, Benefitfocus or its successor will provide you with the following severance benefits:

(i)	an amount equal to the sum of: (A) two (2) times your then-current Base Pay, plus (B) two (2) times your then-current Target Bonus, with such sum paid in substantially equal installments over twelve (12) months in accordance with Benefitfocus’ payroll practice, commencing within 30 days after the release becomes irrevocable;

(ii)	if you are eligible for, elect and remain eligible for COBRA continuation coverage, Benefitfocus or its successor will pay the same percentage of the premium it was paying prior to termination during the first twelve (12) months of your COBRA period; and

(iii)	to the extent the 2021 RSU/PSU Award and the Initial RSU/PSU Award, or any other Stock Rights (as that term is defined in the Stock Plan) that have been granted to you have not been fully vested prior to such CIC trigger event, then upon the CIC trigger event all unvested RSUs, PSUs and Stock Rights shall immediately vest in full to you (with any performance based award vesting at target or 100% upon the Change in Control). In the event of any conflict or interpretation issues between this clause (iii), the Plan, or any document setting forth the terms of any such RSU, PSU or Stock Right, the terms of this clause (iii) shall prevail and control.

BENEFITFOCUS.COM, INC.	Exhibit A to Employment Agreement	13

(b)	Standard Severance. In the event that Benefitfocus terminates your employment without Cause, or you resign your employment for Good Reason, and such event is not a CIC trigger event (such termination or resignation a “Standard trigger event”), then upon your execution of a general release of claims in a form substantially similar to Exhibit B hereto within the time allowed for execution (but not more than 59 days following the termination of employment date), which release is not revoked by you during any revocation period allowed by law, Benefitfocus will provide you with the following severance benefits:

(i)	an amount equal to the sum of: (A) one (1) time your then-current Base Pay, plus (B) one (1) time your then-current Target Bonus, with such sum paid in substantially equal installments over twelve (12) months in accordance with Benefitfocus’ payroll practice, commencing within 30 days after the release becomes irrevocable;

(ii)	if you are eligible for, elect and remain eligible for COBRA continuation coverage, Benefitfocus or its successor will pay the same percentage of the premium it was paying prior to termination during the first twelve (12) months of your COBRA period;

(iii)	to the extent the Initial RSU/PSU Award has not been fully vested prior to such Standard trigger event, then upon the Standard trigger event the unvested portions of the Initial RSU/PSU Award shall vest as follows (with the vesting of PSU at target or 100%): (A) if the Standard trigger date is within twelve (12) months of the Start Date, $3,750,000 of the unvested Initial RSU/PSU Award will vest; and (B) if the Standard trigger date is after twelve (12) months following the Start Date, the unvested portion of the Initial RSU/PSU Grant will vest in full. In the event of any conflict or interpretation issues between this clause (iii), the Plan, or any document setting forth the terms of any such RSU/PSU award, the terms of this clause (iii) shall prevail and control; and

(iv)	to the extent any Stock Rights, other than the Initial RSU/PSU Award (the “Other Stock Rights”), that have been granted to you have not been fully vested prior to such Standard trigger event, then, upon the Standard trigger event all such unvested Other Stock Rights shall continue to vest until the date twelve (12) months following the date of termination (the “One-Year Date”); provided, that if any such Other Stock Right does not have a vesting date occurring in the period from the date of termination or resignation to the One-Year Date, then, on the One-Year Date, you shall vest in a pro-rata portion of such award, with such pro-rata portion equal to the product of: (x) the full award as of the grant date, multiplied by (y) a fraction; with the fraction comprised of a numerator equal to the number of days from the grant date of such award to the One-Year Date and a denominator equal to the number of days in the period from the grant date to first vesting date occurring after the One-Year Date. In the event of any conflict or interpretation issues between this clause (iv), the Plan, or any document setting forth the terms of any such RSU, PSU or Stock Right, the terms of this clause (iv) shall prevail and control.

BENEFITFOCUS.COM, INC.	Exhibit A to Employment Agreement	14

(c)	“Cause” shall mean a reasonable determination by Benefitfocus’ board of directors of any of the following: (i) an act of dishonesty, fraud or misrepresentation made by Associate in connection with your responsibilities as an employee that results in a reasonable probability of material injury to Benefitfocus (whether tangible or reputational); (ii) Associate’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Associate’s proven gross misconduct that results in a reasonable probability of material injury (whether tangible or reputational) to Benefitfocus; (iv) Associate’s proven unauthorized use or disclosure of any proprietary information or trade secrets of Benefitfocus or any other third party to whom Associate owes an obligation of nondisclosure as a result of Associate’s relationship with Benefitfocus; (v) Associate’s proven willful breach of any material obligations under any material written agreement, covenants with Benefitfocus, continued failure to substantially perform his material employment duties or a breach of any fiduciary responsibility and only after Associate: (A) has received a written demand of performance or cure from Benefitfocus which specifically sets forth the factual basis for the Benefitfocus’ reasonable belief that Associate has violated this Section 9(c)(v); and (B) Associate has failed to cure such non-performance to Benefitfocus’ reasonable satisfaction within a reasonable period of time, as agreed upon in good faith by Associate and Benefitfocus. Termination of the Associate’s employment shall not be deemed to be for Cause unless and until written notice is provided to the Associate and the Associate is given an opportunity, together with counsel, to be heard before the Board, such hearing to occur within 5 business days after notice is provided to Associate. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have five (5) business days from the delivery of written notice by Benefitfocus within which to cure any acts constituting Cause; provided however, that, if Benefitfocus reasonably expects irreparable injury from a delay of five (5) business days, Benefitfocus may give Associate notice of such shorter period within which to cure as is reasonable under the circumstances. Benefitfocus may place the Associate on paid leave for up to 30 days while it is determining whether there is a basis to terminate the Associate’s employment for Cause, which leave shall not constitute Good Reason.

(d)	A “Change of Control” shall be deemed to have occurred if any of the following conditions have occurred with respect to the Company and/or Parent Company (“Benefitfocus”): (i) the merger or consolidation of Benefitfocus with another entity, where Benefitfocus is not the surviving entity and where after the merger or consolidation (A) its stockholders immediately prior to the merger or consolidation hold less than 50% of the voting stock of the surviving entity or (B) its directors immediately prior to the merger or consolidation are less than a majority of the directors of the surviving entity; (ii) the sale of all or substantially all of Benefitfocus’ assets to a third party where subsequent to the transaction (A) its stockholders hold less than 50% of the stock of said third party or (B) its directors are less than a majority of the board of directors of said third party; or (iii) a transaction or series of transactions, including a merger of Benefitfocus with another entity where Benefitfocus is the surviving entity, whereby (A) 50% or more of the voting stock of Benefitfocus after the transaction is owned actually or beneficially by parties who held less than 30% of the voting stock, actually or beneficially, prior to the transaction(s) or (B) its board of directors immediately after the transaction(s) or within 60 days thereof is comprised of less than a majority of Benefitfocus’ directors serving immediately prior to the transaction(s).

(e)	“Good Reason” shall mean the occurrence of any of the following without Associate’s express written consent: (i) a material diminution in Associate’s Base Pay or Target Bonus; (ii) a material diminution in Associate’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the corporate body to whom Associate is required to report, including a requirement that Associate report to any corporate officer or employee instead of reporting directly to the Board; (iv) a material change in the geographic location at which Associate must perform his services to the Company; (v) Benefitfocus’ failure to use best efforts to maintain Associate on the Board once appointed or elected; or (vi) any other action or inaction that constitutes a material breach of the Employment Agreement by Benefitfocus. Associate may not establish “Good Reason” unless he has provided written notice of the existence of such condition to Benefitfocus within sixty (60) days of the event constituting such Good Reason, and Benefitfocus fails to reasonably cure such condition within the 30-day period immediately following receipt of such notice and Associate terminates his employment within sixty (60) days after providing written notice of the existence of Good Reason Condition or end of any cure period, whichever is later.

BENEFITFOCUS.COM, INC.	Exhibit A to Employment Agreement	15

(f)	Noncompete/Nonsolicitation. The receipt of any severance payments or benefits pursuant to this Section will be subject to Associate not violating the covenants contained within Section 7, 8, 9 and 10 of the Employment Agreement. In the event Associate breaches such covenants, Benefitfocus shall, in addition to all other legal and equitable remedies, have the right to terminate or suspend all continuing payments and benefits to which Associate may otherwise be entitled pursuant to this Section 9 without affecting the Associate’s release or any other obligations under the release agreement.

(g)	Except as provided per subsection (f) above, the obligation to provide the payments and benefits per this Section 9 shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Benefitfocus may have against Associate. In no event shall Associate be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Associate under this Section 9, except as provided per subsection (f) above, and such amounts shall not be reduced whether or not Associate obtains other employment.

10.	Application of Internal Revenue Code Section 409A: All provisions of this Agreement will be interpreted in a manner consistent with Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Exhibit A that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), unless Benefitfocus reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. The parties intend that each installment of the severance benefits payments provided for above is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For avoidance of doubt, the parties intend that payments of the severance benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). However, if Benefitfocus determines that the severance benefits constitute “deferred compensation” under Section 409A and you are, on the termination of service, a “specified employee” of Benefitfocus, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after your separation from service, or (ii) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”), and Benefitfocus will (A) pay you a lump sum amount equal to the sum of the severance benefits payments that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the severance benefits had not been so delayed pursuant to this paragraph, and (B) commence paying the balance of the severance benefits in accordance with the applicable payment schedules set forth in this Agreement.

BENEFITFOCUS.COM, INC.	Exhibit A to Employment Agreement	16

11.	Application of Internal Revenue Code Sections 280G and 4999. To the extent that any payment or distribution to or for the benefit of the Associate pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any affiliate, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code (the “Code”) or any person affiliated with the Company or such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Company shall pay or provide to the Associate the greatest of the following, whichever gives the Associate the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates): (1) the Payments or (2) one dollar less than the amount of the Payments that would subject the Associate to the Excise Tax (the “Safe Harbor Cap”). Unless the Associate shall have given prior written notice specifying a different order to the Company to effectuate the Safe Harbor Cap, the Payments to be reduced hereunder will be determined in a manner which has the least economic cost to the Associate and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when the Payment would have been made to the Associate until the reduction specified herein is achieved. The Associate’s right to specify the order of reduction of the Payments shall apply only to the extent that it does not directly or indirectly alter the time or method of payment of any amount that is deferred compensation subject to (and not exempt from) Section 409A.

12.	All determinations required to be made under Section 11, including whether and when the Safe Harbor Cap is required and the amount of the reduction of the Payments pursuant to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm of national standing (a “Qualified Firm”) as mutually agreed to by the Company and the Associate (or, if the Company and the Associate cannot reach such mutual agreement, each shall select a Qualified Firm and such Qualified Firms shall mutually select a third Qualified Firm) and such selected Qualified Firm shall provide detailed supporting calculations both to the Company and the Associate within 15 business days of the receipt of notice from the Associate that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Qualified Firm selected by the Company (and the third Qualified Firm if one is required to be selected) shall be borne solely by the Company. Any determination by the Qualified Firm shall be binding upon the Company and the Associate. The Associate shall cooperate, to the extent his reasonable out-of-pocket expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

13.	Beneficiary. To the extent any compensation or benefits are payable upon the Associate’s death (and, for the avoidance of doubt, any severance pay or benefits that have been triggered under this Agreement prior to the date of the Associate’s death will continue to be payable after his death), such compensation and benefits shall be provide to the Beneficiary. The “Beneficiary” will be the beneficiary or beneficiaries named by the Associate to receive any compensation or benefits due under the Agreement following his death, with such designation to be done in a written instrument that must be received by the Company prior to the Associate’s death. In the event there is no such named beneficiary, or no surviving named beneficiary, then the Beneficiary shall be the Associates surviving spouse, or, if none, the Associate’s surviving children per stirpes, or, if none, the Associate’s estate.

BENEFITFOCUS.COM, INC.	Exhibit A to Employment Agreement	17

Exhibit B
RELEASE AGREEMENT

This RELEASE AGREEMENT (the “Release”) is hereby made and entered into this __ day of ______, by and between Matthew Levin, a citizen and resident of ______ (hereinafter “Executive”) and Benefitfocus, Inc., a Delaware corporation, together with its subsidiaries and affiliates, including, without limitation, Benefitfocus.com, Inc., a South Carolina corporation (collectively, the “Company”).

1.	Release of Claims. In exchange for the Company’s providing Executive with the severance pay and benefits per Section _____ of Exhibit A of the Employment Agreement between Executive and the Benefitfocus.com, Inc. (hereinafter the “Agreement”), by signing this Release, Executive hereby releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Executive ever had or now has, including but not limited to any claims arising out of or related to his employment with the Company and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law). The release includes, without limitation, Executive’s release of the Company and the Company Parties from any claims for lost wages or benefits, stock options, restricted stock, restricted stock units, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief. In addition, this release is meant to release the Company and the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. Executive also specifically and forever releases the Company and the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from: all claims under South Carolina laws prohibiting discrimination, harassment and retaliation, including but not limited to the South Carolina Human Affairs Law and all similar state and local laws; all claims under the Illinois Human Rights Act, 775 ILCS 5/1-101 et seq.; the Illinois Victims’ Economic Security and Safety Act, 820 ILCS 180/1 et seq.; the Illinois Genetic Information Privacy Act, 410 ILCS 513/1 et seq.; the Illinois Whistleblower Act, 740 ILCS 174/1 et seq.; the Illinois Whistleblower Reward and Protection Act, 740 ILCS 175/1 et seq.; the Illinois Biometric Information Privacy Act, 740 ILCS 14/1 et seq.; the Illinois Wage Payment and Collection Act, 920 ILCS 115/1 et seq; and any other Illinois laws prohibiting discrimination, harassment and retaliation; all claims under laws governing the payment of wages or protection of workers seeking payment for work performed and any other federal, state or local statutory and/or common laws governing the payment of wages; and/or and all claims under federal law based on unlawful employment discrimination, harassment or retaliation, including, but not limited to, claims for violation of Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Genetic Information and Discrimination Act, and the Federal Age Discrimination In Employment Act (29 U.S.C. § 621 et. seq.)

Executive hereby acknowledges that this release applies both to known and unknown claims that may exist between Executive and the Company and the Company Parties. Executive expressly waives and relinquishes all rights and benefits which he may have under any state or federal statute or common law principle that would otherwise limit the effect of this Release to claims known or suspected prior to the date he executes this Release, and does so understanding and acknowledging the significance and consequences of such specific waiver. Provided, however, that nothing in this Release extinguishes any claims Executive may have against the Company for breach of the Agreement.

BENEFITFOCUS.COM, INC.	Exhibit B to Employment Agreement	18

2.	No Admissions. Executive understands, acknowledges and agrees that the release set out above in Section 1 is a final compromise of potential claims, and is not an admission by the Company that any such claims exist or that the Company or the Company Parties are liable for any such claims. Unless prohibited by applicable law or regulation, Executive further agrees not to hereafter, directly or indirectly, sue, assist in or be a voluntary party to any litigation against Company or any one or more of the Company Parties for any claims relating to events occurring prior to or simultaneously with the execution of this Release.

Notwithstanding the foregoing, nothing in this Release prohibits Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Release fully and finally resolves all monetary matters between Executive and the Company and the Company Parties, and by signing this Release, Executive acknowledges that he is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Executive or on Executive’s behalf, individually or collectively.

3.	No Modifications; Governing Law; Entire Agreement. This Release cannot be changed or terminated orally, and no modification or waiver of any of the provisions of this Release is effective unless in writing and signed by all of the parties hereto. The parties agree that this Release is to be governed by and construed in accordance with the laws of the State of South Carolina. This Release, the Agreement, and the surviving provisions of the Employment Agreement, set forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out therein.

4.	Right to Revoke. ONCE SIGNED BY EXECUTIVE, THIS RELEASE IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION PERIOD”). IN ORDER TO REVOKE HIS ACCEPTANCE OF THIS RELEASE, EXECUTIVE MUST DELIVER WRITTEN NOTICE TO ________________, AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITH THE SEVEN (7) DAY REVOCATION PERIOD.

5.	Voluntary Execution. By signing below, Executive acknowledges that he has read this Release, that he understands its contents and that he has relied upon or had the opportunity to seek the legal advice of his attorney, who is the attorney of his own choosing.

EXECUTIVE HEREBY ACKNOWLEDGES THAT HE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS RELEASE. EXECUTIVE ALSO ACKNOWLEDGES THAT HE IS HEREBY ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE.

BENEFITFOCUS.COM, INC.	Exhibit B to Employment Agreement	19

IN WITNESS WHEREOF, Executive acknowledges he has read and understood the contents and effect of this Release, and has executed this Release freely and with full authority duly given, all as of the date first above written.

EXECUTIVE:

Matthew Levin

BENEFITFOCUS.COM, INC.	Exhibit B to Employment Agreement	20